Exhibit 99.1

DALLAS, TEXAS November 25, 2009 — CornerWorld Corporation [OTCBB: CWRL] (“CornerWorld” or the “Company”) CEO Scott Beck issued a letter to shareholders, investors and other interested parties today, providing an update on the Company’s progress. The letter reads as follows:

To our Shareholders, Investors and other interested parties:

As we head into the final month of 2009, CornerWorld and its wholly owned subsidiaries, the Enversa Companies (“Enversa”) and Woodland Holdings (“Woodland”) which includes RANGER Wireless Solutions (“RANGER”), continue to make significant progress. We also have an eye towards 2010, where CornerWorld is positioned to strengthen its portfolio of services.

This month, I am pleased to share the following highlights:

Financial Update

For the month ended October 31, 2009, the Company successfully met its stated goal of closing and consolidating its financial records by the 10th calendar day of every month. Consistent with our goals of providing timely, accurate and transparent financial information, the Company anticipates issuing an earnings release prior to the filing of our October 31, 2009 Form 10-Q.

Enversa Expands Portfolio with Tiny Dial

This August, Enversa launched a new venture, Tiny Dial, LLC (“Tiny Dial’). Tiny Dial, which has filed a provisional patent for its wireless application, will be focused on mobile marketing technologies. With the vast expertise of marketing at Enversa and call processing at Woodland, Tiny Dial is an exciting new example of the synergies that can be realized between a technology company and a sales and marketing company.

611 Roaming Service Calls Consistent Through October

RANGER announced that in the month of October 1,127,524 calls were handled pursuant to our 611 Roaming Service™ patent, with an average call length of 4.49. Compared to October 2008, RANGER averaged over 750 more calls per day. The October numbers bring RANGER to a total of 12,428,248 calls processed in 2009.

From a geographic perspective, the highest call volumes in October originated from Georgia, Pennsylvania, Texas, New York and California. For the month, the highest volumes of traffic occurred between 4:00 to 5:00 pm EST, with Fridays tracking the highest volumes. This included Thursday Oct. 15, 2009, which showed the largest single day total of the month with 42,992 calls.

Enversa Strengthens Sales Team with New Hires

To keep up with the increased demand for service, Enversa announced the addition of several individuals to its internal sales force. Most notably, Enversa hired Jim Meyer to serve as the Vice President of Business Development. Mr. Meyer comes to us with an extensive background in the Communications industry selling complex multi-million dollar technical solutions consisting of hardware, software and professional service while most recently at Telcordia and Ericsson. He has over fifteen years of sales, business development, management, marketing, program management and engineering experience. Mr. Meyer has a Bachelor’s degree in Engineering from Marquette University and an MBA from the University of Dallas.

We welcome him and all of our new team members to CornerWorld and look forward to their hard work moving forward.

T² Communications Begins Testing Triple Play over DSL

For many years, T² Communications (“T²”) has been a leader in phone, television and internet services via Fiber to the Home. T² is now working to deliver its unique service bundle over DSL, allowing the company to offer service over standard telephone lines. This addition will give T² the ability to significantly increase its footprint in a short period of time, thereby expanding its offerings to existing and new customers.

As the calendar year winds down and the holiday seasons approach, we reflect and note that 2009 has been an exciting year for CornerWorld, its shareholders and employees. Thank you for your continued support of our company, and we look forward to sharing more exciting news with you next month and into 2010.

Sincerely,

Scott N. Beck

Chairman of the Board and Chief Executive Officer

About CornerWorld Corporation

CornerWorld Corporation is a marketing and technology services company creating opportunities from the increased accessibility of content across mobile, television and internet platforms. A key asset is the patented 611 Roaming Service™ from RANGER Wireless Solutions®, which generates revenue by processing calls from roaming wireless customers and seamlessly transferring them to their service provider. CornerWorld has offices in Dallas, Texas, Holland, Michigan and New York, New York.

CornerWorld trades as an Over the Counter Bulletin Board stock under the ticker CWRL. More information regarding CornerWorld is available to investors via the Investor Relations page of the company’s web site at www.cornerworld.com.